Exhibit 5.1

March 9, 2011

Handy & Harman Ltd.
1133 Westchester Avenue, Suite N222
White Plains, New York 10604

Re:	Handy & Harman Ltd.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Handy & Harman Ltd., a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-8 (the “Registration Statement”), being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the registration of an aggregate of 1,120,000 shares (the “Shares”) of the common stock, $0.01 par value per share (the “Common Stock”), of the Company issuable pursuant to the terms and in the manner set forth in the Company’s 2007 Incentive Stock Plan, as amended (the “Plan”).  On December 9, 2010, the stockholders of the Company approved an amendment to the Plan to increase the number of shares of Common Stock authorized for issuance thereunder from 80,000 to 1,200,000.  A Registration Statement on Form S-8 (Registration No. 333-144148) was filed with the Commission on June 28, 2007, registering the offer and sale of the initial 80,000 shares of Common Stock  (as adjusted to give effect to the reverse split of the Common Stock consummated on November 24, 2008) authorized for issuance under the Plan.

We advise you that in connection with the foregoing, we have examined (i) originals or copies certified or otherwise identified to our satisfaction of the Certificate of Incorporation and By-laws of the Company, each as amended to date, (ii) minutes of meetings of the Board of Directors and stockholders of the Company, (iii) the Plan and (iv) such other documents, instruments and certificates of officers and representatives of the Company and public officials, and we have made such examination of law, as we have deemed appropriate as the basis for the opinion hereinafter expressed.  In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of documents submitted to us as certified or photostatic copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

March 9, 2011

Based upon the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the terms and conditions set forth in the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this Firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving such consent, we do not thereby concede that our Firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP

OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP